Mail Stop 0306

      January 5, 2005


Via Facsimile and U.S. Mail

Mr. Paul Coghlan
Chief Financial Officer
Linear Technology Corporation
1630 McCarthy Boulevard
Milpitas, CA 95035


	Re:	Linear Technology Corporation
		Form 10-K for the year ended June 27, 2004
      Filed September 3, 2004
      File No. 0-14864


Dear Mr. Coghlan:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant